Exhibit 10.54

2nd AMENDMENT TO CONSULTING AGREEMENT

This Amendment (“Amendment”) is entered into as of March 31st, 2025 by and between ECD Automotive Design, Inc., a Florida corporation (the “Company”) and DJD Holdings LLC, an Oklahoma limited liability company (“DJD”) (collectively, the “Parties” and, each, a “Party”).

WHEREAS David W. Miller II (“Miller”) is the sole member of DJD.

WHEREAS BNMC Continuation Cars LLC, another entity owned by Miller, has entered into an agreement with the Company (“BNMC Agreement”) to sell the Company certain assets related to its Brand New Muscle Car new body vehicle build business.

WHEREAS in furtherance of the BNMC Agreement, the Company entered into a Consulting Agreement (“Consulting Agreement”) with DJD, dated April 24th, 2024 and first Amended on June 4th, 2024 to obtain the services of Miller through DJD.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Amendment. Parties agree to amend the Consulting Agreement as follows:

Section 3 Term of Agreement shall now read as follows:

Term of Agreement. This Agreement shall commence and become effective as of the Effective Date and shall continue until the date that is the two (2) year anniversary of the Effective Date. Upon termination of this Agreement pursuant to its terms, the Company will be responsible to pay Contractor only for all outstanding fees owed for Services performed prior to the date of termination.

Section 4 Payment shall now read as follows:

Payment.

(a) Monthly Fee. In consideration for the Services, the Company shall pay Contractor a fixed fee of $5,000 per month beginning in April 2025 for the period of a year, on a monthly basis, in arrears, commencing on the Effective Date (the “Monthly Fee”) and ending on the expiration of the Term on two (2) year anniversary. The Contractor shall submit an invoice to the Company following the end of each month for Services rendered during such month. Company shall pay invoices within fourteen (14) days following the end of each month via wire transfer.

(a) Bonus. In addition, Parties acknowledge and agree that the conditions for the Bonus set forth in Section 4 (b) of the Consulting Agreement have been satisfied. Therefore, the Parties covenant and agree that as of the date hereof, the Bonus shall be fixed at $500,000 and that Company shall issue to DJD and DJD shall accept from Company 500,000 shares of Common Stock of the Company (the “Bonus Shares”) in full satisfaction of the Bonus. These shares shall be issued in the name David W Miller II Revocable Living Trust in 27877D104 ECDA Account #37 at Continental Stock Transfer & Trust Company and registered for resale with the SEC for resale immediately. Upon such issuance and registration of the Bonus Shares, the Bonus shall be deemed to be paid in full and DJD shall not have any further right for Bonus payment from the Company of the Bonus.

Once these 500,000 bonus shares of Company stock have been issued and registered with the SEC for resale as prescribed herein this Bonus shall also replace the following cash payments due from Company to Contractor at present:

$40,000 – Consulting Payments for the months of December 2024, January 2025, February 2025 and March 2025.

$125,000 – Bonus 1 to 5 per Consulting Agreement prior to this Amendment.

$125,000 – Bonus 6 to 10 per Consulting Agreement prior to this Amendment.

$290,000 – Total.

All other cash payments due from Company to Contractor from this agreement and otherwise shall be unaffected and payable as agreed in writing and otherwise.

(b) Extended Bonus. In addition, Parties agree that Contractor can earn an additional $5,000 for each new, not already under contract, customer sold. Each new customer build agreement must be approved by ECD Sales Management as to contract terms, pricing, and initial deposit prior to being credited as a sale. Payment for the sales shall be made by Company to the Contractor quarterly.

A late fee of 10% APR shall be applied to any past due payment amounts monthly.

2. Consulting Agreement. Parties agree that (a) this Amendment is incorporated into and made a part of the Consulting Agreement, (b) any and all references to the Consulting Agreement hereinafter shall be deemed and agreed to include this Amendment, and (c) the Consulting Agreement, and all terms, conditions and provisions of the Consulting Agreement, remain unmodified and in full force and effect, except to the extent expressly modified by this Amendment.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of laws principles of the State of Delaware or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of Delaware.

4. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ECD Automotive Design, Inc.	DJD Holdings LLC

/s/ Scott Wallace	/s/ David W. Miller II
Name: Scott Wallace	Name: David W. Miller II
Title: Chief Executive Officer	Title: Member

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